EXHIBIT 2.01

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made as of September 10, 2009, by and among Shutterfly, Inc., a Delaware corporation (“Purchaser”), Shutterfly Lightbox, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Sub”), TinyPictures Inc., a Delaware corporation (the “Company”), and John Poisson, an individual, as the representative of the stockholders (the “Stockholders”) of the Company hereunder (the “Stockholder Representative”).  Capitalized terms used in this Agreement are defined in Addendum A hereto.

RECITALS

WHEREAS, the Boards of Directors of each of Purchaser, the Company and Sub have (i) determined that it is desirable and in the best interests of each such corporation that Purchaser, acquire all of the outstanding shares of capital stock of the Company (the “Shares”), (ii) pursuant to the corporations law of their respective jurisdictions, approved this Agreement and the consummation of the transactions contemplated hereby (the “Merger”), and (iii) the Boards of Directors of each of the Company, Purchaser and Sub have declared that this Agreement is advisable, fair and in the best interests of its stockholders and approved the Merger upon the terms and conditions set forth in this Agreement.

WHEREAS, the Board of Directors of the Company has resolved to submit this Agreement and the Merger to a vote of the Stockholders, and to recommend approval of this Agreement and the Merger to the Stockholders.

WHEREAS, concurrently with the execution of this Agreement, and as a condition to and as an inducement to Purchaser’s willingness to enter into this Agreement (i) the Stockholders who own more than an aggregate 97% of the outstanding Shares are delivering a Stockholders Consent in a form acceptable to Purchaser approving this Agreement, the Merger and the transactions contemplated herein (the “Stockholders Consent”), and (ii) certain employees of the Company are entering into employment arrangements with the Company effective concurrent with the consummation of the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the Delaware General Corporate Law (the “Delaware Law”), Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Purchaser, and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.2 Effective Time.  As soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the Delaware Law and shall make all other filings or recordings required under the Delaware Law.  The Merger shall become effective at the time the Certificate of Merger is accepted for filing by the Secretary of State of Delaware in accordance with the Delaware Law.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.

1.3 Effects of the Merger.  The Merger shall have the effects provided for herein and in the applicable provisions of the Delaware Law.

1.4 Certificates of Incorporation; Bylaws.  The certificate of incorporation and bylaws of Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

1.5 Directors; Officers.  From and after the Effective Time, the directors and officers of Sub serving immediately prior to the Effective Time shall be the directors  and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.7 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Sub, the Company or any holder of any Shares or any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock.  Any Shares that are owned by the Company as treasury stock shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Cancellation of Stock Owned By Purchaser or Sub.  Any Shares that are owned by Purchaser or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be exchanged therefor.

(d) Conversion of Company Capital Stock.

(i) Series A Preferred Stock.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 1.11(a) (regarding the Escrow Amount), each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Shares described in Section 1.7(c) hereof and any Dissenting Shares) shall be converted into the right to receive the Series A Per Share Merger Consideration, without interest.

(ii) Series B Preferred Stock.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 1.11(a) (regarding the Escrow Amount), each share of Series B Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Shares described in Section 1.7(c) hereof and any Dissenting Shares) shall be converted into the right to receive the Series B Per Share Merger Consideration, without interest.

(iii) Company Common Stock.  Subject to the terms and conditions of this Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be cancelled for no consideration immediately prior to the Effective Time.

(iv) Options and Warrants.   Prior to the Effective Time, any and all outstanding options, warrants or other rights to acquire capital stock or other securities of the Company shall be terminated for no consideration and shall be of no force and effect.  The Stock Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or securities of the Company shall terminate as of the Effective Time.

1.8 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, the Shares (other than shares to be cancelled in accordance with Sections 1.7(b) and 1.7(c)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the Delaware Law and Chapter 13 of the California Corporations Code (the “California Law”) (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive such Stockholder’s applicable portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the Delaware Law and California Law.  If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they have been converted as of the Effective Time into the right to receive such Stockholder’s portion of the Merger Consideration, if any, to which such holder is entitled in accordance with Section 1.7 hereof, without interest.  The Company shall give Purchaser (i) reasonably prompt notice of any demands received by the Company for appraisal of shares pursuant to the Delaware Law and California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, such demands.  Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Purchaser in advance and shall not be presented to any Stockholder prior to the Company receiving Purchaser’s consent.  Notwithstanding anything to the contrary contained herein, to the extent that Purchaser, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Shares in accordance with this Agreement or (ii) any Damages (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Excess Dissenting Share Payments”), Purchaser shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms, and subject to the limitations, of Article IX hereof.

1.9 Exchange of Certificates.

(a) At the Closing, the Company shall deliver to Purchaser the original stock certificates representing at least 97% of the issued and outstanding Shares (the “Requisite Shares”).  Until surrendered as contemplated by this Section 1.9, each certificate for the Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration Per Share allocable to the Shares represented by such certificate.  Except for interest accrued on the Escrow Amount, no interest will be paid or will accrue on any amount payable as Merger Consideration.  From and after the Effective Time, the holders of Shares shall cease to have any rights with respect to Shares represented thereby, except for the right to payment as provided herein or by applicable law.

(b) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.  If, after the Effective Time, a stock certificate evidencing Shares outstanding as of the Effective Time (other than representing Shares described in Sections 1.7(b) or (c) hereof) is presented to the Surviving Corporation, it shall be cancelled and exchanged for payment as provided in this Section 1.9.

(c) If any stock certificate evidencing Shares outstanding as of the Effective Time shall have been lost, stolen or destroyed upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed stock certificate the relevant portion of the Merger Consideration to which such holder is entitled in accordance with Section 1.7(d) hereof for Shares represented thereby; provided, however, that the Surviving Corporation or Purchaser may, in their discretion, require the delivery of a satisfactory indemnity.

(d) Any Stockholder who has not exchanged their Shares pursuant to Article II within one year after the Effective Date shall be entitled to look to Purchaser only as general creditors thereof with respect to such portion of the Merger Consideration payable in respect thereof, without interest.  Notwithstanding anything to the contrary in this Section 1.9, neither Purchaser or the Surviving Corporation shall be liable to any Stockholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 Withholding Rights.  Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement, and to request and be provided any necessary tax forms, including IRS Form W-9 or other appropriate form, as applicable, or any similar information. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.11 Merger Consideration; Escrow.

(a) Merger Consideration; Escrow Amount.  The purchase price for all of the Shares is an aggregate amount of One Million Three Hundred Thousand Dollars ($1,300,000) less the amount of any Negative Working Capital as of the Closing Date (the “Adjusted Purchase Price”) less the amount of Retention Bonuses payable to the Plan Participants pursuant to Section 1.11(c) below (with the amount per Stockholder set forth on Exhibit A attached hereto) (the “Merger Consideration”), however, One Hundred Fifty Thousand Dollars ($150,000) (the “Escrow Amount”) of the Merger Consideration and the Retention Bonuses shall be held in escrow (the “Escrow”) and shall be available to fund any of the indemnity obligations of the Company pursuant to Article IX, in each case in accordance with the terms of an escrow agreement, substantially in the form of Exhibit B (the “Escrow Agreement”).  Purchaser shall withhold the Escrow Amount from each Stockholder’s portion of the Merger Consideration on a pro rata basis based upon the portion of the Merger Consideration allocable to each such Stockholder and from the Retention Bonuses as set forth on Exhibit A attached hereto.  The “Closing Merger Consideration” shall mean the Merger Consideration less the Escrow Amount withheld from the Stockholder's portion of the Merger Consideration (with such amounts per Stockholder set forth on Exhibit A attached hereto).  The parties intend, and agree to file Returns consistent with the position, that the Stockholders include in income their applicable portion of the interest or other income earned on the Escrow Amount.   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a certificate estimating the Negative Working Capital as of the Closing Date with adequate detail of such current assets and current liabilities.

(b) Payment of the Merger Consideration.   At least three (3) Business Days prior to the Closing Date, the Stockholders Representative shall provide wire transfer instructions or a mailing address for payment of the Closing Merger Consideration and the Escrow Amount.  At the Closing, Purchaser shall deliver (i) to each Stockholder such Stockholders portion of the Closing Merger Consideration (as set forth in Exhibit A) in immediately available funds by wire transfer or check and (ii) to the Escrow Agent, the Escrow Amount in immediately available funds by wire transfer.

(c) Management Retention Plan.  Purchaser shall pay an amount equal to 10% of the Adjusted Purchase Price (the "Retention Bonus") less the Escrow Amount withheld from the Retention Bonuses to the Company's payroll account  for distribution to certain of the Company's employees (the "Plan Participants") pursuant to the Company's Management Retention Plan.  A list of the proposed Plan Participants and the allocation of the Retention Bonus shall be provided by the Company to Purchaser at least five (5) business days prior to the Closing Date.  Immediately upon receipt of the funds for the Retention Bonus, the Company shall pay each Plan Participant their respective portion of the Retention Bonus (less amounts necessary to pay all applicable withholding and payroll taxes and other deductions required by law and less any amounts withheld for the Escrow).

ARTICLE II

THE CLOSING

2.1 Time and Place of Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, California 94025, at 10:00 A.M. on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article VII are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

2.2 Deliveries by Purchaser.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall deliver, or caused to be delivered, the following:

(a) to each Stockholder, such Stockholder’s portion of the Closing Merger Consideration as set forth on Exhibit A attached hereto; provided, however, that Purchaser has received a Stockholders Consent and Stockholders Certificate executed by such Stockholder and the certificate(s) and documents described in Section 2.3(b) below with respect to the Shares held by such Stockholder;

(b) to the Escrow Agent, the Escrow Amount;

(c) to the Stockholders Representative, the Escrow Agreement executed by Purchaser and the Escrow Agent;

(d) an offer of employment (each, an “Offer,” and together, the “Offers”) from Purchaser to each of the Company’s employees that will continue employment with Purchaser or a subsidiary of Purchaser (the “Continuing Employees”) with terms and conditions mutually agreed upon by Purchaser and each such Continuing Employee; and

(e)  such other further documents and instruments as counsel for Purchaser and the Company mutually agree to be reasonably necessary to consummate the Merger.

2.3 Deliveries by the Company.  Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver, or cause to be delivered, to Purchaser the following:

(a) a copy of the Certificate of Incorporation and Bylaws or other organizational document of the Company, and resolutions of the Company’s Board of Directors and Stockholders with respect to this Agreement, the Merger and the transactions contemplated hereunder, in each case, certified by the corporate secretary of the Company;

(b) original stock certificates evidencing the Requisite Shares properly endorsed or with stock powers executed in blank or otherwise and having all necessary documentary or stock transfer tax stamps affixed thereto at the expense of Stockholders in a form suitable for transfer of valid title thereto to Purchaser, free and clear of any Encumbrances;

(c) the stock transfer book, minute book and corporate seal of the Company;

(d) certificate of good standing with respect to the Company, dated within five (5) days of the Closing Date, from the Secretary of State of the State of Delaware and of the State of California;

(e) duly executed Consents of all third parties required by the Company to consummate the Merger, in form and substance reasonably satisfactory to Purchaser, including those Consents set forth on Schedule 3.3;

(f) a legal opinion from counsel to the Company concerning the matters set forth in Exhibit C.

(g) a certificate executed by the Company’s Chief Executive Officer, dated as of the Closing Date, certifying that:

(i) the representations and warranties of the Company set forth in this Agreement, or in any written statement or certificate that shall be delivered to Purchaser by the Company under this Agreement, are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date),

(ii) the Company has performed all obligations and covenants required to be performed by each of them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date; and

(iii) if there is Negative Working Capital as of the Closing Date, that the detailed statement of the current assets and the liabilities of the Company attached to such certificate is true, correct and complete as of the Closing Date.

(h) executed Offers from each Continuing Employee pursuant to which each Continuing Employee accepts employment with Purchaser;

(i) the Escrow Agreement executed by the Company and the Stockholders Representative;

(j) executed non-competition agreements from each of John Poisson and Ian Jeffrey in substantially the form attached hereto as Exhibit D;

(k) a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter signed by the Company, in form and substance reasonably satisfactory to Purchaser, which states that Shares do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3);

(l) copies of the Stockholder Consents of the outstanding capital stock of the Company evidencing approval by no less than 97 of the outstanding shares of capital stock of the Company as of the date of this Agreement evidencing the approval of this Agreement, all of the Merger Documents, the Merger and all the transactions contemplated hereunder;

(m) certificate signed by Stockholders holding the Requisite Shares containing representation and warranties, and a general release in favor of the Company in substantially the form attached hereto as Exhibit E (the “Stockholders Certificate”); and

(n) such other further documents and instruments as counsel for the Company and Purchaser mutually agree to be reasonably necessary to consummate the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Purchaser and Sub, that, as of the date hereof:

3.1 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, and in which the failure to be so qualified or licensed would have a Material Adverse Effect.  The Company has delivered to Purchaser complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, including any amendments thereto, and the Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.  The Company has delivered to Purchaser true and complete copies of the stock certificates, stock transfer books and minute books of the Company.

3.2 Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Merger Documents, to perform its respective obligations thereunder, and to consummate the transactions contemplated thereby; provided, however, that consummation of the Merger is subject to obtaining the following approvals of various classes and series of stockholders of the Company: (i) at least sixty percent (60%) of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), a majority of the outstanding shares of Common Stock, and a majority of the outstanding shares of capital stock (on an as-converted basis), in each case in favor of adoption of this Agreement and the Merger (the “Company Stockholder Approval”), and the Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and the Merger and such Company Shareholder Approval has been duly and validly obtained concurrently herewith.  The execution, delivery and performance by the Company of this Agreement and the Merger and each of the Merger Documents to which the Company will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and the stockholders of the Company and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement and the Merger or any of the Merger Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement and the other Merger Documents have been duly and validly executed and delivered by the Company and assuming due authorization, execution and delivery hereof by Purchaser and Sub, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

(b)           The Board of Directors of the Company, at a meeting held September 9, 2009, (i) determined that this Agreement, the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereunder.

3.3 No Conflicts; Required Consents.  No Consents other than those set forth in Schedule 3.3 are required with respect to the Company’s execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger.  The execution, delivery and performance of this Agreement and the other Merger Documents by the Company does not and will not, with or without notice, lapse of time or both, (i) conflict with or violate the Company’s Certificate of Incorporation, Bylaws or other organizational documents, (ii) conflict with or violate any Legal Requirement applicable to the Company or by which any property or asset of the Company is bound or affected, (iii) assuming the Consents listed in Schedule 3.3 are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company pursuant to any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation, (iv) violate or conflict with any other material restriction of any kind or character to which the Company is subject, or (v) require the Company to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

3.4 Capitalization.  The authorized capital stock of the Company consists of:

(a) 11,140,000 shares of Preferred Stock, of which 4,015,000 shares have been designated Series A Preferred Stock, all  of which are issued and outstanding, and 7,125,000 shares have been designated Series B Preferred Stock, 6,931,738 shares  of which are issued and outstanding.  All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Company’s Certificate of Incorporation, Bylaws, other organizational document, or any agreement or obligation to which the Company is a party or otherwise bound.

(b) 30,000,000 shares of Common Stock, 1,716,133 shares of which are issued and outstanding.  All of  the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Law, the Company’s Certificate of Incorporation, Bylaws, other organizational document, or any agreement or obligation to which the Company is a party or otherwise bound.

(c) The Company has reserved 2,027,597 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2005 Stock Plan duly adopted by the Board of Directors and approved by the holders of the Company’s voting capital stock (the “Stock Plan”).  Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 869,500 shares have been granted and are outstanding immediately prior to the Closing Date (the “Outstanding Options”), and 1,148,097 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.   As of the Closing Date, all the Outstanding Options will have been terminated and will be of no further force and effect.   Other than the Outstanding Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other agreements or commitments obligating the Company to issue, sell or otherwise cause to become outstanding any of its capital stock, or any other securities convertible into, exchangeable for or evidencing the right to subscribe for or otherwise purchase, redeem or acquire any shares of capital stock of the Company or any interest therein.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.   There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of the capital stock of the Company. To the Company’s knowledge, no Seller is a party to nor bound by any option, contract, agreement or arrangement to sell, assign, transfer or otherwise dispose of any of the Shares.  The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.   The terms of the Stock Plan and the applicable stock option agreements permit the automatic termination of the Outstanding Options, without the consent, approval or any action on the part of the holders of such securities, the Company’s stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions with respect to such options, if the fair market value of each such Outstanding Option is less than the exercise price of each such Outstanding Option as of the Effective Time of the Merger and, as a result such terms, all of the Options will terminate upon the Closing.  True and complete copies of all agreements and instruments relating to or issued under the Stock Plan have been made available to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form(s) provided to Purchaser.

(d) As of the Closing Date, the Shares constitute all of the issued and outstanding capital stock of the Company.  The rights, preferences and privileges of the Shares are as set forth in the Company’s Certificate of Incorporation.  A true and complete list of all of the Company’s securityholders immediately prior to the Closing Date is attached hereto as Schedule 3.4(d) and includes the name of the securityholder, the type and number of securities held by each such holder, and the exercise price with respect to the options.

3.5 Subsidiaries.  The Company has no subsidiaries.  The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity.

3.6 Financial Statements.  The Company has delivered to Purchaser the unaudited balance sheet, and the related unaudited statements of operations, changes in stockholders’ equity and cash flows of the Company (a)  as of and for the twelve (12) months ended December 31, 2007 and December 31, 2008, and (b) as of and for the eight-months ended August 31, 2009 (the “Financial Statement Date”) (collectively, the “Financial Statements”).  The Financial Statements (a) are true, accurate and complete in all respects, (b) are consistent with the books and records of the Company, (c) present fairly and accurately the financial condition of the Company as of the date thereof and the results of operations, changes in stockholders’ equity and cash flows of the Company for the periods covered thereby, and (d) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered, except that the Financial Statements are subject to year-end adjustments and do not contain all of the footnotes required by GAAP.

3.7 No Undisclosed Liabilities.  The Company has no liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise), except (a) liabilities, obligations or commitments which are appropriately reflected or reserved against in the Financial Statements, or (b) liabilities, obligations or commitments which have been incurred in the ordinary course of business since the Financial Statement Date, and not in excess of $10,000 in the aggregate.

3.8 Absence of Changes.  Except as contemplated or permitted by this Agreement, since the Financial Statement Date:

(a) the Business of the Company has been conducted in all material respects in the ordinary course consistent with past practice;

(b) no event or circumstance has occurred that has had or is reasonably likely to have a Material Adverse Effect;

(c) the Company has not: (i) amended its Certificate of Incorporation, Bylaws or other organizational document; (ii) except with respect to the Shares, issued, sold, transferred, pledged, disposed of or encumbered any share of any class or series of its common stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its common stock; (iii) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to any shares of its common stock; (iv) split, combined or reclassified any shares of its common stock; or (v) redeemed, purchased or otherwise acquired directly or indirectly any shares of its common stock, or any instrument or security which consists of or includes a right to acquire such shares;

(d) the Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(e) neither the Company nor, to the Company’s knowledge, any of the Stockholders, has taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 5.1 or 5.2 if such action or omission were taken between the date of this Agreement and the Closing Date; and

(f) the Company has not made any agreement to do any of the foregoing, other than negotiations with Purchaser and its Representatives regarding the Merger.

3.9 Contracts.

(a) Schedule 3.9 provides a true and complete list of the following contracts to which the Company is a party (collectively, the “Material Contracts”):

(i) Real Property Leases, Personal Property Leases, Contracts related to insurance, Contracts affecting any Company Intellectual Property or the Company’s information systems or software, Contracts with independent contractors, Company Benefit Plans and Governmental Approvals;

(ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $10,000;

(iii) Any Contract obligating the Company to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $5,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

(v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(vi) Any Contract with any Governmental Authority;

(vii) Any Contract relating to any license or royalty arrangement;

(viii) Any power of attorney, proxy or similar instrument;

(ix) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

(x) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business;

(xi) Any Contract related to the acquisition of a business or the equity of any other Entity;

(xii) Any Contract within or needed in the ordinary course of the Company’s operation of the Business;

(xiii) Any warranty Contract with respect to services rendered by the Company or products sold or leased by the Company; and

(xiv) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xiii) above.

(b) True and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract (including all amendments, supplements, modifications and waivers thereof) have been delivered to Purchaser by the Company.

(c) Each Material Contract is currently valid and in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company in accordance with its terms.

(d) The Company is not in default, and no party has notified the Company that it is in default, under any Material Contract.  No event has occurred, and no circumstance or condition exists, that might, with or without notice or the lapse of time or both: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; or (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract.

3.10 Insurance.  Schedule 3.11 sets forth a true and complete list of all insurance policies, self-insurance arrangements and indemnity bonds that insure the Company and the Business (collectively, the “Insurance Policies”).  All Insurance Policies are legal, valid, binding and enforceable in accordance with their respective terms and are in full force and effect and all premiums due and payable thereon have been paid.  The Company is not in material breach or default of any Insurance Policy, and to the Knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability.  The Company has not received any notice of cancellation or non-renewal of, or a material increase in the premium with respect to, any Insurance Policy.  The consummation of the Merger will not cause a breach, termination, modification or acceleration of any Insurance Policy.

3.11 Assets other than Real Property.

(a) Schedule 3.11(a) sets forth a true and complete list of all material tangible personal property assets that are owned or leased by the Company, specifying for each asset whether such asset is owned or leased.  The Company is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all personal property reflected on Schedule 3.11(a), in each case free and clear of all Encumbrances.

(b) The Company owns or leases all tangible personal property necessary for the conduct of the Business as presently conducted.  All tangible personal property of the Company is located at its offices at 454 Natoma Street, San Francisco, California  94102.  To the Knowledge of the Company, all tangible personal property of the Company is free from material defects and is in good working order, ordinary wear and tear excepted.

3.12 Real Property.  The Company does not own any real property.

3.13 Intellectual Property.

(a) General.  Schedule 3.13(a) sets forth a true and complete list of all Company Intellectual Property that is either Registered Intellectual Property Rights or owned by others and licensed to the Company (except for generally commercially available off-the-shelf software products), specifying as to each, as applicable: (i) the nature of such Company Intellectual Property; (ii) the owner of such Company Intellectual Property; (iii) in the case of Registered Intellectual Property Rights, the jurisdictions by or in which such intellectual property has been issued or registered or in which an application for such issuance or registration has been filed (or, in the case of Domain Names, the registrars with which such Domain Names are registered), including the respective registration or application numbers and dates of issuance, registration or filing; and (iv) Contracts, licenses, sublicenses, agreements and other arrangements to which the Company is a party and pursuant to which any Person (including the Company) is authorized to use such intellectual property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.  Each item of Company Intellectual Property owned by or exclusively licensed to the Company: (x) is valid, subsisting and in full force and effect; (y) has not been abandoned or passed into the public domain; and (z) is free and clear of all Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business.

(b) Sufficiency of Company Intellectual Property.  The Company Intellectual Property constitutes all of the Intellectual Property Rights used in and/or necessary to the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by the Company prior to the Closing and, to the Knowledge of the Company, by Purchaser following the Closing, including the design, development, manufacture, use, import and sale of any of the Company’s products (including those currently under development).

(c) Title to Company Intellectual Property.  Each item of Company Intellectual Property either: (i) is exclusively owned by the Company and was written and created solely by employees or contractors of the Company acting within the scope of their employment or contractor relationships, or by third parties, all of which employees, contractors and third parties have validly and irrevocably assigned all of their rights, including any Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any such Company Intellectual Property; or (ii) is duly and validly licensed to the Company for use in the manner currently used by the Company and, to the Knowledge of the Company, in the manner contemplated by Purchaser following the Closing.  In each case in which the Company has acquired any Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment (and/or waivers in the case of moral rights) sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company.  No Person who has licensed Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property Rights.  The Company has not transferred to any Person ownership of, or granted any exclusive license of or any exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are or were Company Intellectual Property to any Person.

(d) Validity; Enforceability.  To the Knowledge of the Company, there are no facts or circumstances that would: (i) render any Company Intellectual Property invalid or unenforceable; (ii) adversely affect any pending application for any Registered Intellectual Property Right; or (iii) adversely affect or impede the ability of the Company to use any Company Intellectual Property in the conduct of the Business as it is currently conducted or by Purchaser following the Closing.  The Company has not misrepresented, or failed to disclose, and have no Knowledge of any misrepresentation or failure to disclose, any fact or circumstance in any application for any Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Registered Intellectual Property Right.

(e) Maintenance of Registered Intellectual Property Rights.  All necessary registration, maintenance and renewal fees in connection with each item of Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, domain name registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.  There are no actions that must be taken by the Company within one hundred twenty (120) days following the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights.  To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(f) Conduct of the Company.  The Company has taken commercially reasonable steps to protect, preserve and maintain (i) the confidentiality of the Company Intellectual Property, (ii) the value and the Company’s rights in the Confidential Information of the Company and (iii) the confidentiality of Intellectual Property provided by any Person to the Company, including by having and enforcing a policy requiring all current and former officers, employees, consultants and contractors of the Company to execute appropriate confidentiality and assignment agreements, copies of which have been delivered to Purchaser.  To the Knowledge of the Company, there has been no unauthorized disclosure of any Confidential Information related to the Business, the Company, or violation of obligations of confidentiality with respect to such.  Each individual who has had access to any Confidential Information has signed a confidentiality agreement with respect thereto.

(g) No Violation; Restriction.

(i) The operation of the Business as it is currently conducted, including, but not limited to, the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any of the Company’s products (including any currently under development) or services, does not and will not, infringe or misappropriate any Intellectual Property Rights of any Person, violate any privacy or publicity right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation or any of the Company’s products (including any currently under development) or services infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(ii) To the Knowledge of the Company, no Person is violating, infringing or misappropriating any Company Intellectual Property Right.

(iii) There are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Company Intellectual Property, including any Registered Intellectual Property Rights.

(iv) No Company Intellectual Property or product or service offered by the Company is subject to any Proceeding or any outstanding Order, office action, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

(h) Transferability.  All Company Intellectual Property owned or licensed to the Company is fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.  The consummation of the Merger as contemplated hereby will not result in any loss of, or the diminishment in value of, any Company Intellectual Property or the right to use any Company Intellectual Property.

(i) Effect of Merger.  Neither this Agreement nor the Merger will, as a result of arrangements entered into by the Company or any Seller, result in: (i) Purchaser granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Purchaser; (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (iii) Purchaser being obligated to pay any royalties or other amounts to any third party.

(j) Company Source Code.  The Company has no Contracts pursuant to which the Company has deposited, or is or may be required to deposit, in escrow with a third party, any Company Source Code.  Neither the Company nor any third party acting on its behalf, has disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, any Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any third party acting on the Company’s behalf to any Person of any Company Source Code.

(k) Government or Third Party Funding.  No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties was used in the development of Software programs or applications owned by the Company.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any of the Company Intellectual Property, has performed services for any government, or any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(l) Open Source.  No Software covered by any Company Intellectual Property is distributed as “open source software” under any licensing or distribution model that purports to require the distribution of or access to source code or purports to restrict the ability to charge for distribution of or to use Software for commercial purposes (including, but not limited to, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Netscape Public License, Sun Community Source License and Sun Industry Standards License) (“Open Source”) that is incorporated into, integrated or bundled with, or used in the development or compilation of any of the Company’s products or services.  The Company has used commercially reasonable efforts to (i) identify Open Source, (ii) regulate the use and distribution of Open Source in connection with its products and services and the development thereof, and (iii) avoid the release of the source code of any Software included in the Company Intellectual Property.

(m) Privacy.  The Company has complied with all applicable laws and with the Company’s published privacy policies and internal guidelines and procedures, each as in effect from time to time, relating to privacy and data security, including with respect to the collection, use, disclosure and transfer (including cross-border transfers) of Personally Identifiable Information collected, used or held by the Company.  The Company has made all disclosures to, and obtained all necessary consents from, all users, customers and workers (i.e., employees, independent contractors and temporary employees) required by applicable law relating to privacy and data security and has filed registrations as required with the applicable data protection authority (a list of those registrations is attached as Schedule 3.13(m)).  To the Knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the Merger, including the provision of information about users of the Company’s products and services by the Company to Purchaser, complies with all Legal Requirements relating to privacy and data security, and the Company has made all disclosures to, and obtained all necessary consents from, all users, customers and workers as required by applicable law and with the Company’s published privacy policies and internal guidelines and procedures with respect thereto.

(n) DMCA Safe Harbors.  The Company operates and has operated the Business in such a manner as to take reasonable advantage if and when applicable of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (“DMCA”), including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, and registering such agent with the U.S. Copyright Office, expeditiously and if feasible upon receiving notice of possible infringement, in accordance with the “notice and take-down” procedures of the DMCA.

(o) No Contaminants.  To the Knowledge of the Company, the Software used in the operation of the Business (i) is substantially free of any material defects, bugs and errors in accordance with generally-accepted industry standards, and (ii) does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials that could not be timely remedied using generally-accepted industry standard measures (collectively, “Contaminants”).

(p) Data Security.  Since its inception, the Company has taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the information technology systems used in connection with the operation of the Business are substantially free from Contaminants.  The Company takes and has taken commercially reasonable measures (and all measures required by law) to ensure that Personally Identifiable Information is protected against unauthorized access, disclosure, use, modification or other misuse or misappropriation.  To the Knowledge of the Company, there have been no unauthorized or accidental accesses, acquisitions, disclosures, intrusions or breaches of the security of such information technology systems or complaints, notices to, or Proceedings conducted or claims asserted by any Person (including any Governmental Authority) regarding the collection, use, transmission or disclosure or sharing of Personally Identifiable Information by any Person or violation of any applicable Legal Requirement; and there is no reasonable basis for the same and no such claim has been threatened in writing or pending.  The Company has implemented commercially reasonably necessary and prudent security patches and upgrades that are generally available for the information technology systems used in the Business.

3.14 Taxes.

(a) All Tax Returns required to be filed by, or with respect to, the Company on or prior to the Closing Date have been timely filed and all Taxes that are due and payable (whether or not shown on any Tax Return) have been timely paid or have been accrued for on the Financial Statements.  The Company is not delinquent in the payment of any assessment or governmental charge with respect to such Tax Returns.  Schedule 3.14(a) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company and all such Tax Returns are true, correct and complete in all material respects.  The Tax Returns of the Company have never been examined by the IRS or other Taxing Authority and the Company is not the subject of any Tax audit with respect to such Tax Returns nor has any Governmental Authority conducted an investigation or audit of, or commenced any claim or proceeding in respect of the Company in respect of Taxes and, to the Knowledge of the Company, no such audits, claims or proceedings are threatened.  No liens for Taxes have been filed against the Company.

(b) No claim has ever been made in writing that is currently pending by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

(c) There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Tax Return that has not been filed.

(d) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction made on or prior to the Closing date, or (iv) any prepaid amount received on or prior to the Closing Date.

(e) The Company is not now, and has never been, a member of a consolidated, combined, unitary or aggregate group, nor does the Company have any liability for the Taxes of any Person (other than the Company) as a transferee or successor, by contract or otherwise.

(f) The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code

(g) The Company has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Legal Requirements (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including foreign, federal and state income Taxes, and has timely filed all withholding Tax Returns.

(h) The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Return.  The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

3.15 Labor and Employee Matters.

(a) Schedule 3.15(a) sets forth a true and complete list of all:

(i) employees of the Company, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise);

(ii) individuals who are currently performing services for the Company who are classified as “consultants” or “independent contractors;”

(iii) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former officer, director, employee or consultant of the Company; and

(iv) employees of the Company that are foreign national employees and such employee’s Form I-9 data (including information regarding any approved or pending applications or petitions before the U.S. Citizenship and Immigration Service, the Department of Labor and the State Department), and the Company has no liabilities or obligations with respect to the retention, updating, verifying or otherwise with respect to any Form I-9.

(b) The Company has complied with all applicable laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws.  The Company has complied in all material respects with all laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including, but not limited to, the Immigration and Nationality Act and its implementing regulations.  Each employee and consultant has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company, and the Company is the owner of all rights in and to all intellectual property created by each employee and consultant in performing services for the Company.  The Company has paid in full, or has adequately accrued for in accordance with U.S. GAAP, all accrued salaries, bonuses, commissions, wages, consulting fees and vacation pay of the employees and consultants due to be paid through the Closing Date.

(c) Schedule 3.15(c) of the Disclosure Schedule contains a true and complete list of any and all employment, change in control, severance, retention, termination and other similar employment agreements or arrangements or policies, whether written or oral, between the Company, on the one hand, and any Person, on the other hand (excluding at-will employment arrangements and agreements related to accelerated vesting of Outstanding Options or shares of the Company’s Common Stock but including all agreements, arrangements or policies that affect at-will employees).

(d) The Company is not a party to any collective bargaining or other similar labor Contracts with respect to any employee of the Company.

3.16 Employee Benefit Plans.

(a)           The Company has established, maintained and administered the Company Benefit Plans in accordance with their terms and all applicable laws, including (without limitation) ERISA and the Code, and made all contributions required to be made to or with respect to each Company Benefit Plan and paid all liabilities, contributions, premiums and similar payments.  Schedule 3.16 sets forth a list of all Company Benefit Plans, with a description of any Company Benefit Plans not in writing, maintained or contributed to by the Company.  Neither the Company nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan.  Nothing contained in any of the Company Benefit Plans will obligate Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing Date.

(b)           The Company has made available to Purchaser true and complete copies of all documents, as they may have been amended through the date hereof, embodying or relating to the Company Benefit Plans, including but not limited to Forms 5500 and all schedules and financial statements attached thereto for the last three plan years, plan documents, trust agreements, insurance contracts, administrative services agreements, most recent determination or opinion letters (in each case, as applicable) and other documents required under ERISA or other applicable Law and/or reasonably requested by Purchaser.

(c)           Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable opinion or determination letter from the Internal Revenue Service and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of liability, penalty or tax under ERISA, the Code or other applicable laws.  Each Company Benefit Plan, and the Company’s participation in each Company Benefit Plan, as applicable, may be terminated as of or after the Closing Date without resulting in any liability to the Company or to Purchaser, other than administrative fees in the ordinary course of business.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee, director, consultant or former employee, director or consultant of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, including options and other forms of equity; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Benefit Plan.

(e)           The Company is not a party to any contract nor has granted any compensation, equity or award that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and the Company has no liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.

3.17 Governmental Approvals; Consents.  No claim, legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding is pending or, to the Knowledge of the Company, threatened, against the Company which would enjoin or in any way hinder or affect the Merger.  No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of the Company in connection with the execution and delivery of this Agreement and the other Merger Documents, the consummation of the Merger or the compliance by the Company with the provisions of this Agreement and the other Merger Documents, except for such consents, approvals, orders or authorizations, licenses or permits, filings or notices which have been obtained.

3.18 Compliance with Laws.  The Company is, and has been, in compliance with all Legal Requirements applicable to the Company or its operations.  The Company has not received a written notice or other written (or, to the Knowledge of the Company, other) communication that is currently pending alleging a possible violation by the Company of any Legal Requirement applicable to the Company or its operations.

3.19 Finders; Brokers.  The Company is not a party to any agreement with any finder or broker, or is in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement or the Merger.

3.20 Environmental Matters.  The Company is and has been in compliance with all applicable Environmental Laws.  No property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned, operated or leased by the Company is or was contaminated with any Hazardous Materials in violation of Environmental Laws as a result of, or in connection with, the operations or activities of the Company or, to the Knowledge of the Company, any other Person.  There are no conditions existing on the property currently leased by the Company that would reasonably be expected to give rise to any violation of any Environmental Law by the Company or result in any liability under any Environmental Law to the Company.

3.21 Litigation; Orders.  There is no legal or administrative Proceeding pending or threatened in writing (or, to the Knowledge of the Company, other than in writing) against the Company.  There is no judgment, order, injunction or decree imposed upon the Company by any Governmental Authority relating to the Company.  There are no unsatisfied judgments outstanding against the Company.

3.22 Transactions with Affiliates.  Except as set forth on Schedule 3.22, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related services thereof, between the Company, on the one hand, and any of the directors, officers or other Affiliates of the Company, on the other hand.

3.23 Bank Accounts.  Schedule 3.23 sets forth a true and complete list of (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box, and (b) the names of all Persons authorized to draw thereon or to have access thereto.

3.24 Full Disclosure.  None of the representations or warranties made by the Company herein or in the Disclosure Schedule, the other Merger Documents or any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

Purchaser and Sub represent and warrant to the Company that, as of the date hereof:

4.1 Organization.  Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation.

4.2 Authority.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other Merger Documents, to perform their respective obligations thereunder, and to consummate the transactions contemplated thereby.  This Agreement and the other Merger Documents have been duly and validly executed and delivered by Purchaser and Sub and, assuming due authorization, execution and delivery hereof by the Company and the Stockholders Representative, constitute a legal, valid and binding obligation of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.3 No Conflicts; Required Consents.  No Consents are required with respect to Purchaser and Sub’s execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger.  The execution, delivery and performance of this Agreement and the other Merger Documents by Purchaser and Sub do not and will not, with or without notice, lapse of time or both, (i) conflict with or violate the Certificate of Incorporation, Bylaws or other organizational document of either Purchaser or Sub, (ii) conflict with or violate any Legal Requirement applicable to Purchaser or Sub, or (iii) require Purchaser or Sub to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

4.4 Governmental Approvals; Consents.  No claim, legal action, suit, arbitration, governmental investigation or other legal or administrative Proceeding is pending or, to the Knowledge of Purchaser, threatened, against Purchaser which would enjoin or in any way hinder or affect the Merger.  No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of Purchaser or Sub in connection with the execution and delivery of this Agreement and the other Merger Documents, the consummation of the Merger or the compliance by Purchaser or Sub with the provisions of this Agreement and the other Merger Documents, except for such consents, approvals, orders or authorizations, licenses or permits, filings or notices which have been obtained.

4.5 Finders; Brokers.  Neither Purchaser nor Sub is a party to any agreement with any finder or broker, or is in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement for which the Company or any of their Affiliates would be liable.

4.6 Litigation.  There is no pending or threatened in writing (or, to the Knowledge of Purchaser, other than in writing) legal or administrative Proceeding against Purchaser or Sub which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Merger.

ARTICLE V

CONDUCT PRIOR TO CLOSING

5.1 Conduct of the Business.  From the date of this Agreement until the Closing Date, the Company covenants and agrees that the Business shall be conducted only in, and the Company shall act only in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, employee and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. The Company shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of the Company, and any event of which the Company is aware which reasonably would be expected to have a Material Adverse Effect (even if the likelihood of such event has previously been disclosed or could result from any item set forth in the Disclosure Schedule).  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or disclosed in the Disclosure Schedule, the Company shall not, from the date of this Agreement until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Purchaser:

(a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) with respect to any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service to the Company;

(b) issue, deliver, sell, or purchase any shares of the Company’s stock;

(c) cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(d) enter into any commitment or transaction in excess of $10,000 not in the ordinary course of business;

(e) terminate any employees or grant severance or termination pay to any director, officer, employee or consultant;

(f) enter into any transaction with its officers, directors or stockholders or their Affiliates;

(g) amend or otherwise modify the material terms of any Material Contract or Governmental Approval;

(h) transfer to any Person any rights to Company Intellectual Property;

(i) sell, lease, license or otherwise dispose of any of the Company’s assets outside of the ordinary course of business;

(j) commence a Proceeding other than for the routine collection of bills;

(k) acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of the Company taken as a whole;

(l) adopt, amend or terminate any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees, other than with respect to allocations pursuant to the Company’s Management Retention Plan;

(m) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(n) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(o) pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in the Financial Statements;

(p) make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment;

(q) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(r) waive or commit to waive any rights with a value in excess of $5,000 or forgive any indebtedness owed to the Company;

(s) cancel, materially amend or renew any insurance policy;

(t) take any action or fail to take any action that would cause a Material Adverse Effect; or

(u) enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 5.1, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

5.2 No Solicitation.  Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, the Company shall not and the Company shall cause their Representatives not to, directly or indirectly:

(a) Authorize, permit, initiate or encourage the solicitation or facilitation (including by way of furnishing information regarding the Company or the Business) of any inquiries which may lead to, or reasonably be expected to lead to, any proposal concerning the sale or financing of the Company or the Business (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) (a “Competing Transaction”); or

(b) hold any discussions or negotiations or enter into any agreements with, or provide any information or respond to, any third party concerning a potential Competing Merger or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.

If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, the Company is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), the Company shall promptly inform Purchaser of such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and/or the Company shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

5.3 Merger; Stockholder Approval.

(a) Promptly after the execution of this Agreement, the Company, in consultation with Purchaser, will prepare an Information Statement which describes the principal terms of this Agreement, the Merger Documents, the Merger and the transactions contemplated hereby and thereby.  The Company will cause the Information Statement to (x) comply with the requirements of applicable law and (y) not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Company shall mail or cause to be mailed the Information Statement to such stockholders, at their address of record on the books of the Company, promptly upon completion thereof.  The Company shall not distribute the Information Statement without Purchaser’s approval; provided, that Purchaser shall in no way be responsible for any of the content of the Information Statement except as it pertains to and has been supplied in writing by Purchaser.

(b) In accordance with the Delaware Law and California Law, the Company shall use its best efforts to obtain Stockholder Consents from each of the Stockholders.  In furtherance thereof, the Company shall, as promptly as reasonably practicable after the date hereof (and in any event prior to the tenth (10th) Business Day after the date hereof) deliver to its Stockholders the form of such Stockholder Consent together with the Information Statement.  The Company shall also take such other actions as are required prior to the Closing to comply with Section 262 of the Delaware Law and Chapter 13 of the California Law, if applicable, with respect to dissenters rights.

(c) The Board of Directors of the Company shall not withdraw, alter, modify, change or revoke (i) its recommendation to the stockholders to vote in favor of the Merger (the “Board Recommendation”) nor (ii) its approval of the Merger; provided, however, that the Board of Directors of the Company may change its Board Recommendation if the Board of Directors reasonably concludes in good faith, after receipt of advice from outside legal counsel, that the failure of the Board of Directors to change such Board Recommendation would reasonably be expected to result in a breach of its fiduciary obligations to the stockholders under applicable law.  In the event the Board of Directors changes the Board Recommendation, the Company shall be entitled to provide such notice of such change to its stockholders.

5.4 Takeover Statutes.  If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or any of the Merger Documents, each of the Company and Purchaser and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

ARTICLE VI

COVENANTS AND RELEASE

6.1 Certain Notifications. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of:

(a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and

(b) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect any remedies available to the party receiving such notice.

6.2 Access to Information.  From the date of this Agreement until the Closing Date, upon reasonable notice, the Company shall:

(a) upon reasonable notice, give Purchaser and its Representatives full access, to the Company’s buildings, offices, and other facilities, to Persons having business relationships with the Company (including suppliers, licensees, customers and distributors), and to all of the Company’s books and records, whether located on its premises or at another location;

(b) upon reasonable notice, permit Purchaser to make such inspections as it may reasonably require;

(c) cause its officers to furnish Purchaser with such financial, operating, technical and product data and other information with respect to the Business and the assets of the Company as it from time to time may request, including financial statements;

(d) upon reasonable notice, allow Purchaser the opportunity to interview the Company’s employees, officers and other personnel and Affiliates; and

(e) assist and cooperate with Purchaser in the development of integration plans for implementation by Purchaser following the Closing;

provided, that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by Stockholders, the Company or Purchaser herein.

6.3 Document Retention.  From and after the Closing, the parties shall, and Purchaser shall cause the Company to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Company in their possession for seven (7) years or for such longer period as may be required by law or to account for applicable statutes of limitation.

6.4 Consents.  Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Merger Documents as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Merger Documents.  The Company will use its best efforts to obtain prior to Closing all Consents under any Contracts as may be required in connection with the Merger so as to preserve all material rights of and benefits to the Company thereunder.  At the request of the Company, Purchaser shall provide the Company with such assistance and information as is reasonably requested by the Company to obtain such Consents.  Any costs incurred in obtaining the Consents shall be borne by the Company.

6.5 Expenses.  Whether or not the Merger is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Merger contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

6.6 Tax Matters.

(a) Purchaser will prepare any Tax Return of the Company required to be filed after the Closing Date or which Purchaser determines was required to be filed prior to the Closing Date but which was not filed on a timely basis and, subject to indemnification obligations pursuant to Article IX, pay any such Tax reflected thereon.

(b) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated hereby shall be paid by Stockholders, and each of the Stockholders and Purchaser shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax laws.  Purchaser and the Company will reasonably cooperate with each other to lawfully minimize any such Taxes.

(c) For purposes of this Agreement, whenever it is necessary to determine the Taxes of the Company for the portion of a tax period that includes but does not end on the Closing Date (i) the amount of any tax based on or measured by income or receipts of the Company shall be determined by assuming that such period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for such tax period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, and (ii) the amount of any other tax of the Company shall be deemed to be the amount of such tax for the entire tax period multiplied by a fraction, the numerator of which is the number of days in the tax period ending on the Closing Date and the denominator of which is the total number of days in tax period.

6.7 Confidentiality.  Each party will cause its Representatives to hold in strict confidence, and not disclose to any third party, without the prior written consent of the other party, all Confidential Information received by it in connection with the Merger, except as may be required by applicable Legal Requirements or as otherwise contemplated herein.  From and after the Closing Date, the Company shall (and shall cause its respective Representatives and Affiliates to) hold in strict confidence, and not disclose to any third party, all Confidential Information of or relating to the Company, including its business and the Business.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser and Sub to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Purchaser in writing:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, or in any written statement or certificate that shall be delivered to Purchaser by the Company under this Agreement, shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations.  The Company shall have performed all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) No Material Adverse Change.  There shall have been no Material Adverse Effect on the Company from the date hereof through the Closing Date.

(d) Legal Requirements.  No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, or which otherwise adversely affects in any material respect the right or ability of Purchaser to own, operate or control the Company or the Business, in whole or material part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(e) Outstanding Options.  Immediately prior to the Closing, all of the outstanding options or other rights to acquire shares of the Company’s capital stock or other securities have terminated and shall have no further force and effect.

(f) Soliciting Materials.  The materials delivered by the Company to the Stockholders in connection with the solicitation of each such Stockholders execution and delivery of this Shareholders Consent (the “Soliciting Materials”) shall be in a form reasonably acceptable to Purchaser and shall include, without limitation, information regarding the Company, the terms of the Merger, and the recommendation of the Board of Directors of the Company in favor of the Merger.

(g) Spreadsheet.  The Company shall have delivered to Purchaser at least five (5) business days prior to the Closing Date a spreadsheet (the “Spreadsheet”) in a form reasonably acceptable to Purchaser, which sets forth with regard to each securityholder of the Company: (i) the name, addresses and where available, tax identification number for each such holder, and (ii) the number of shares and designation (as applicable) of such securities held by such holder and the applicable certificate number for the certificate representing such shares.

(h) 280G Stockholder Approval.  To the extent any benefits or payments could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Company shall (i) to the extent not already obtained, obtain the consent (in a form reasonably acceptable to Purchaser) of the recipient of any such payment or benefit that would otherwise be due and owing that such payment or benefit shall not be due and owing, or paid, absent 280G Stockholder Approval (as defined below), and (ii) cause all such payments and benefits to be adequately disclosed to (in a form reasonably acceptable to Purchaser), and properly solicit approval by a separate vote of, the stockholders of the Company meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable Treasury Regulations  (“280G Stockholder Approval”).

(i) Board Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of the Company, which approval shall not have been altered, modified, changed or revoked.

(j) Resignation of Officers and Directors.  Purchaser shall have received a duly executed resignation letter from each of the officers and directors of the Company effective as of the Closing Date.

(k) Consents; Waivers; Notices.  The Company shall have obtained all such other consents, waivers and approvals for the Merger and the other transactions contemplated by this Agreement and the Merger Documents required to be obtained from third parties or any Governmental Authorities, and shall have given all other notices required to be given to third parties or any Governmental Authorities in connection with the Merger and the other transactions contemplated by this Agreement and the Merger Documents.

(l) Management Retention Plan.   Other than payment of the Retention Bonus, the Management Retention Plan shall be terminated and of no further force and effect.

(m) Closing Deliveries.  The Company and the Stockholders Representative shall have delivered to Purchaser all of the documents and agreements set forth in Section 2.3.

7.2 Conditions Precedent to Obligations. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by the Company in writing:

(a) Representations and Warranties.  The representations and warranties of Purchaser and Sub set forth in this Agreement, or in any written statement or certificate that shall be delivered to the Company by Purchaser under this Agreement, shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations.  Purchaser and Sub shall have performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) Deliveries.  Purchaser and Sub shall have delivered to the Company all of the documents and agreements set forth Sections 2.2.

(d) Management Retention Plan.  Purchaser or Sub, as applicable,  shall have delivered to the Company evidence satisfactory to the Company that funds have been provided to pay the Retention Bonus (less any amounts to be withheld for the Escrow).

(e)           Performance Award Program.   The Purchaser shall have approved a Performance Award Program upon the terms and conditions mutually agreed upon by Purchaser and the Company (the "Performance Award Program"), and such terms and conditions of the Performance Award Program shall have been delivered in writing to the Company.

7.3 Employee Benefits Matters.

(a) Purchaser shall use commercially reasonable efforts so that the Continuing Employees continue in their existing benefit plans until such time as, in Purchaser’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Purchaser for its employees and its affiliates’ employees in the United States.  Purchaser shall take such reasonable actions, to the extent permitted by Purchaser’s benefits programs, as are necessary to allow eligible Continuing Employees to participate in the health, welfare and other benefit programs of Purchaser or alternative benefits programs of Purchaser(it being understood that equity incentive plans are not considered employee benefits).  Pending such action, Purchaser shall use commercially reasonably efforts to maintain the effectiveness of the Company’s benefit plans.

(b) All employees of the Company shall be given credit for all service with the Company (or service credited by the Company) for purposes of calculating PTO accruals.

ARTICLE VIII

TERMINATION

8.1 Circumstances for Termination.  At any time prior to the Closing, this Agreement may be terminated by written notice:

(a) by the mutual written consent of Purchaser and the Company;

(b) by either (i) Purchaser, if the Company is in breach of any material provision of this Agreement, or (ii) the Company, if Purchaser is in breach of any material provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 7.1, or Section 7.2, as the case may be; provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Purchaser or the Company if the Closing has not occurred on or prior to October 31, 2009 for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date; and

(d) by either Purchaser or the Company if satisfaction of a Closing condition of the terminating party in Article VII is impossible; provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

8.2 Effect of Termination.  Subject to Section 6.5, if this Agreement is terminated in accordance with Section 8.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article VIII, Section 6.5, Section 6.7 and Article XI; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for Damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties and Covenants.

(a) All representations and warranties of the Company in this Agreement or any of the Merger Documents shall survive the Closing Date until the one (1) year anniversary of the Closing Date (the “Survival Date”); provided, that

(i) all representations and warranties relating to Section 3.2 (Authority), Section 3.4 (Capitalization), and Section 3.15 (Taxes) shall survive until thirty (30) days after expiration of all applicable statutes of limitations relating to such representations and warranties; and

(ii) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with Section 9.3 shall survive until final resolution of such claim.

(b) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

(c) The respective covenants and obligations of the parties hereto set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive until satisfied in accordance with their respective terms.

9.2 Indemnification.  Subject to the limitations set forth in this Article IX, Purchaser, Sub, the Surviving Corporation, and their respective Representatives (collectively, the “Indemnified Parties”) shall be indemnified and held harmless by the Stockholders, jointly and severally, from and against any and all Damages, whether or not involving a third party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (a) any breach or third party claim of breach of a representation or warranty or covenant of the Company or any Stockholder contained in this Agreement or any Merger Documents, (b) any Taxes with respect to a Pre-Closing Tax Period to the extent such Taxes exceed the amount reserved for on the Financial Statements, (c) any Excess Dissenters Share Payments and (d) any failure by the Company, any Stockholder or any other Person that is acting on its behalf or is an affiliate of any of them, to perform or comply with any covenant or agreement applicable to any of them contained in this Agreement or any Merger Document and (e) any liabilities of the Company not included in Negative Working Capital.

9.3 Procedures for Indemnification.  Promptly after receipt by Purchaser of written notice of the assertion or the commencement of any Proceeding by a third party with respect to any matter referred to in Section 9.2, Purchaser shall give written notice thereof to the Stockholders Representative on behalf of the Shareholders (collectively, the “Indemnifying Parties”), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Stockholders Representative reasonably informed with respect thereto; provided, that failure of Purchaser to give the Stockholders Representative notice as provided herein shall not relieve the Stockholders Representative of its obligations hereunder except to the extent that the Stockholders Representative is prejudiced thereby.  A claim for indemnification for any matter not involving a third party Proceeding may be asserted by notice to the Stockholders Representative and shall be paid promptly after such notice, unless such claim is properly challenged by the Stockholders Representative in accordance with the procedures set forth in the Escrow Agreement, in which case, such claim shall be paid, if at all, in accordance with the Escrow Agreement.  The Stockholders Representative shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to Purchaser’s claim for indemnification at the Stockholders Representative’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to Purchaser to be the lead counsel in connection with such defense; provided that:

(a) Purchaser shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by Purchaser (other than any fees and expenses of such separate counsel that are incurred prior to the date the Stockholders Representative effectively assumes control of such defense which, notwithstanding the foregoing, shall be paid out of the Escrow Amount, and except that the fees and expenses of such separate counsel shall be paid out of Escrow Amount if the Stockholders Representative has been advised by counsel that a conflict of interest exists between among the Indemnifying Parties and the Indemnified Parties);

(b) the Stockholders Representative shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by Purchaser) and shall pay the fees and expenses of counsel retained by Purchaser if: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation against the Company or any Stockholder; (ii) Purchaser reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure Purchaser’s reputation or future business prospects; (iii) the claim seeks an injunction or equitable relief against Purchaser; (iv) Purchaser has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Stockholders Representative and Purchaser; (v) the claim involves environmental matters in which case Purchaser shall have sole control and management authority over the resolution of such claim (including hiring legal counsel, negotiating with any Governmental Authority and third parties and defending or settling claims and actions); (vi) upon petition by Purchaser, the appropriate court rules that the Stockholders Representative failed or is failing to vigorously prosecute or defend such claim, or (vii) Purchaser reasonably believes that the Damages relating to the claim could exceed the maximum amount that Purchaser could then be entitled to recover under the applicable provisions of Article IX; and

(c) if the Stockholders Representative shall control the defense of any such claim, the Stockholders Representative shall obtain the prior written consent of Purchaser before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against Purchaser or if such settlement does not expressly and unconditionally release Purchaser from all liabilities and obligations with respect to such claim, without prejudice.

9.4 Limitations on Indemnification.  Notwithstanding anything herein to the contrary, the maximum aggregate amount of Damages that may be recovered under this Article IX by the Indemnified Parties shall not exceed One Hundred Fifty Thousand Dollars ($150,000); provided, that the maximum aggregate amount of Damages that may be recovered with respect to indemnification obligations of the Indemnifying Parties arising out of, relating to or resulting (a) from breach of any representations and warranties relating to Section 3.2 (Authority), Section 3.4 (Capitalization), and 3.15 (Taxes), Section 9.2(b), Section 9.2(c), Section 9.2(d) shall be limited to the Merger Consideration actually received by the Indemnifying Parties and (b) from fraud or intentional misrepresentation by the Company or any Stockholders shall be unlimited.  In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

9.5 Exclusive Remedy.  Except with respect to any indemnification obligations of the Indemnifying Parties arising out of, relating to or resulting from breach of any representations and warranties related to Section 3.2 (authority), Section 3.4 (Capitalization), and 3.15 (Taxes), Section 9.2(b), Section 9.2(c), Section 9.2(d), or fraud or intentional misrepresentation, the indemnification provisions in Article IX of this Agreement shall provide the sole and exclusive remedy of the parties hereto, their Affiliates, and any of their officers, directors, employees, stockholders, agents and representatives with respect to any and all Damages of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement or the Merger.  Indemnified Parties shall first seek recovery from the Escrow, in accordance with the procedures set forth in Section 9.3 of this Agreement, before they may seek recovery from any other source under Article IX of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, except with respect to (A) claims for equitable remedies or (B) claims based on fraud or willful misrepresentation or misconduct, no Damages otherwise payable under this Article IX and arising out of or resulting from the causes enumerated in this Article IX shall be payable until such time as all such indemnifiable Damages shall aggregate to more than $10,000 after which time the Damages shall be payable in full from the first dollar.

9.6 Mitigation.  Each party agrees to use reasonable efforts to mitigate any Damage that forms the basis of a claim hereunder.

ARTICLE X

STOCKHOLDERS REPRESENTATIVE

10.1 Appointment.  Immediately upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Stockholder shall be deemed to have irrevocably appointed, authorized and directed John Poisson to act as the Stockholder Representative, as such Stockholder’s agent, representative proxy and attorney-in-fact and to exercise such rights, power and authority granted herein to the Stockholder Representative on behalf of such Stockholder  insofar as it relates to indemnification claims under Article IX and the Escrow Agreement, indemnification obligations under the Escrow Agreement or otherwise expressly provided hereunder or thereunder, and as such is hereby appointed hereunder to give and receive notices and communications, to authorize payment to Purchaser from the Escrow in satisfaction of claims and Damages by Purchaser or Sub, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or Damages, to receive payments on behalf of each of the Stockholders due and owing pursuant to this Agreement and acknowledge receipt thereof, to waive any breach or default of Purchaser or Sub under this Agreement following the Closing Date, to receive service of process on behalf of each of the Stockholders in connection with any claims under this Agreement or any related document or instrument, and to take all other actions that are either: (a) necessary or appropriate in the judgment of the Stockholders Representative for the accomplishment of the foregoing; or (b) specifically mandated by the terms of this Agreement.  The Stockholders Representative shall not receive any compensation for his services.  Notices or communications to or from the Stockholders Representative shall constitute notice to or from Stockholders.

10.2 Survival.  The grant of authority provided for in this Article X is coupled with an interest and is being granted, in part, as an inducement to Purchaser and Sub to enter into this Agreement, and shall be irrevocable and shall be binding on any successor thereto.  All of the immunities and powers granted to the Stockholders Representative under this Agreement shall survive the Closing Date.

10.3 Binding Effect.  A decision, act, consent or instruction of the Stockholders Representative shall constitute a decision of Stockholders and shall be final, binding and conclusive upon Stockholders, and each of Purchaser, Surviving Corporate, Sub and the Company may rely upon any such decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of Stockholders.  Each of Purchaser, Surviving Corporate, Sub and the Company is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Representative.

10.4 Limitation of Liability.   In performing the functions specified in this Agreement, the Stockholders Representative shall not be liable to any Stockholder in the absence of gross negligence or willful misconduct on the part of the Stockholders Representative.  Each Stockholder shall severally, and not jointly, indemnify and hold harmless the Stockholders Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholders Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders Representative.

ARTICLE XI

MISCELLANEOUS

11.1 Amendments and Waivers.  This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by the Company, Purchaser and the Stockholders Representative.  Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.  Any amendment or waiver effected in accordance with this section shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver, and their respective successors and assigns.

11.2 Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered personally or by telecopy, (b) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, (c) when sent by electronic mail or facsimile, (i) if sent during normal business hours of the recipient, when sent and (ii) otherwise, the day following the day sent, or (d) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Purchaser or the Company:
Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, California 94065
Attention:  Doug S. Appleton
Telephone No.:  (650) 610-3555
Facsimile No.:  (650) 590-7135
Email Address:  dappleton@shutterfly.com

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
Attention:  Donald M. Keller, Jr.
Telephone No.:  (650) 614-7400
Facsimile No.:  (650) 614.7401
Email Address:  dkeller@orrick.com

If to a Stockholder or the Stockholders Representative:
454 Natoma Street
San Francisco, California  94102
Attention:  John Poisson
Telephone No.: 415-513-3435
Facsimile No.:  415-513-5092
Email Address:  john@tinypictures.us

With a copy, which shall not constitute notice, given in the manner prescribed above, to:
Gunderson Dettmer Stough, Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA  94063
Attention:  Paul E. Sieminski, Esq.
Telephone No.:  650.463.5374
Facsimile No.:  650.877.881.0467
Email Address:   psieminski@gunder.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this Section 11.2.

11.3 Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

11.4 Exhibits and Schedules.  All Exhibits and Schedules as attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5 Assignments Prohibited; Successors and Assigns.  The Company shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, their rights or obligations under or interest in this Agreement without the prior written consent of Purchaser.  Any purported assignment or other disposition by the Company, except as permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.6 No Third-Party Beneficiaries.   Except as set forth in Section 6.8, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third party beneficiary rights upon any other Person.

11.7 Counterparts.  This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

11.8 Severability.  If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.9 Entire Agreement.  This Agreement, the Merger Documents, and [the Confidentiality Agreement] contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties.  The parties intend that such agreements be the complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies such agreements shall not be admissible in any proceeding concerning such agreements.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.10 Interpretation.  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement.  The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.  Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

11.11 Construction.  The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

11.12 Jurisdiction; Service of Process.  Each party hereto irrevocably submits to the personal jurisdiction of any state or federal court in the State of California, County of Santa Clara, in any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment; provided, that service of process is effected upon such party as permitted by applicable law.

11.13 Recovery of Fees by Prevailing Party.  If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

11.14 Further Assurances.  Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

11.15 Publicity.  No party hereto shall make any public disclosure of the terms of this Agreement, except as required by law or as otherwise expressly permitted herein.  The parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, that no press release or other public disclosure shall be made without Purchaser’s prior written consent.

11.16 No Presumption Against Drafting Party.  Each of Purchaser, Sub and the Company and the Stockholder Representative acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

PURCHASER:

SHUTTERFLY, INC.

By:  /s/ Jeffrey T. Housenbold
   Name:  Jeffrey T. Housenbold
   Title:    Chief Executive Officer

COMPANY:

TINY PICTURES, INC.

By:  /s/ John Poisson
   Name: John Poisson
   Title: President & CEO

STOCKHOLDERS REPRESENTATIVE:

                    By:  /s/ John Poisson
                    Name: John Poisson

ADDENDUM A

DEFINITIONS

Defined terms used in this Agreement shall have the following meanings ascribed to such terms:

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or holder of 5% or more of the outstanding equity interests of the Company or any corporation, partnership, trust or other entity in which the Company or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee.  The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Agreement and Plan of Merger to which this Addendum A is attached (including the Disclosure Schedule and all other schedules and exhibits attached thereto).

 “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Closing” shall have the meaning specified in Section 2.1.

“Closing Date” shall have the meaning specified in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” shall mean all pension, profit sharing, 401(k), retirement, deferred compensation, stock purchase, stock option, or other equity based compensation plans, incentive, bonus, vacation, employment, independent contractor, severance, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and other employee benefit plans (whether provided on a funded or unfunded basis, or through insurance or otherwise), programs, policies, trusts, funds, contracts or arrangements, maintained or contributed to by the Company or under which the Company has or could have any obligations (including obligations arising from any professional employer organization hired by the Company) or liabilities, actual or contingent, whether or not legally binding, in respect of, or which otherwise cover, any of the current or former officers, employees, directors or consultants of the Company or their dependents or beneficiaries.

“Company Intellectual Property” shall mean all Intellectual Property Rights held by the Company, whether owned or controlled, licensed by or, licensed to, or otherwise held by or for the benefit of the Company, including the Registered Intellectual Property Rights.

“Company Source Code” means, collectively, any human-readable software source code, or any material portion or aspect of such source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Software or products of the Company.

“Competing Party” shall have the meaning specified in Section 5.2.

“Competing Transaction” shall have the meaning specified in Section 5.2(a).

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contaminants” shall have the meaning specified in Section 3.13(o).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature but shall not include any special or consequential damages, or damages due to loss in value.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Disclosure Schedule” shall have the meaning specified in the initial paragraph of Article III.

“DMCA” shall have the meaning specified in Section 3.13(n).

“Domain Names” means all Internet or World Wide Web domain names, uniform resource locators, and all registrations therefor.

“Effective Time” shall have the meaning specified in Section 1.2.

“Encumbrance” or “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Laws” means all Legal Requirements that (i) regulate or relate to public health and safety; worker health and safety; the protection, pollution or clean-up of the environment; the use, treatment, generation, storage, transportation, handling, disposal or release of Hazardous Materials; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; or any other law of similar effect, each as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow” shall have the meaning specified in Section 1.11(a).

“Escrow Agent” shall mean Shutterfly, Inc.

“Escrow Agreement” shall have the meaning specified in Section 1.11(a).

“Financial Statements” shall have the meaning specified in Section 3.6.

“GAAP” means United States generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” shall mean any:  (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, asbestos in any form, urea formaldehyde or polychlorinated biphenyls, and (b) any chemicals, materials, wastes or substances, whether solid, liquid or gas defined as or included in the definition of “contaminant,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants,” or for which liability or standards of conduct can be imposed, under any applicable Environmental Law.

“Indemnified Parties” shall have the meaning specified in Section 9.2.

“Insurance Policies” shall have the meaning specified in Section 3.10.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (a) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks, and (b) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Knowledge” an individual shall be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or the Business or (b) to prevent or materially delay consummation of the Merger or otherwise to prevent Stockholders or the Company from performing their respective obligations under this Agreement; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) effects resulting from conditions generally affecting the industries in which the applicable party participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the applicable party when compared to other firms in the industries in which the applicable party participates; (ii) effects clearly and directly resulting from the announcement (or pre- announcement disclosure), or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier or similar relationships or any loss of employees, in each case, where the applicable party can clearly demonstrate was the result of the announcement (or pre-announcement disclosure) of the Merger); (iii) effects resulting from acts of terrorism, war or other military conflict, earthquake, fire, storm, flood or other acts of God, to the extent that such conditions do not have a disproportionate impact on the applicable party when compared to other firms in the industries or geographies in which the applicable party participates; or (iv) changes in applicable law or GAAP that were not reasonably anticipated as of the date hereof.

“Material Contracts” shall have the meaning specified in Section 3.9(a).

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Merger” shall mean, collectively, the transactions contemplated by this Agreement

“Merger Consideration” shall have the meaning specified in Section 1.11(a).

“Merger Documents” shall mean this Agreement, the Certificate of Merger and all other agreements, certificates, instruments, documents and writings delivered by Purchaser, the Company or any Stockholder in connection with the Merger.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

"Negative Working Capital" means the amount by which the current liabilities of the Company exceeds the current assets of the Company, in each case determined in accordance with GAAP, consistently applied (it being understood that current liabilities shall include, without limitation, all transaction fees related to the Merger and the transactions contemplated with respect thereto, including the Company's legal fees and expenses) and any payments payroll or other taxes with respect to the Management Retention Plan.

“Offer” or “Offers” shall have the meaning specified in Section 2.2(d).

“Open Source” shall have the meaning specified in Section 3.13(l).

“Order” shall mean any:  (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property Leases” shall mean all rights in leases of personal property to which the Company is a party.

“Personally Identifiable Information” shall mean any information that can be used to identify a specific individual, for example, such individual’s name, address, telephone number, fax number, email address and credit card number.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“PTO” shall have the meaning specified in Section 3.13(e).

“Real Property Leases” shall mean all rights in real estate leases to which the Company is a party.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign:  (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time; in each case as owned by, or registered in the name of, the Company.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, stockholders, subsidiaries and lenders of a party.  In addition, all Affiliates of a Seller shall be deemed to be “Representatives” of such Seller.

 “Series A Per Share Merger Consideration” shall be $0.08626 per share.

“Series B Per Share Merger Consideration” shall be $0.09007 per share.

“Stock Plan” shall mean the Company’s 2005 Stock Plan.

“Stockholder Consent” shall have the meaning specified in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning specified in the Recitals.

“Software” shall mean all (a) computer programs, including software implementations of algorithms, models, and methodologies, and libraries and subroutines, whether in source code or object code; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation including user manuals and other training documentation related to any of the foregoing.

“Survival Date” shall have the meaning specified in Section 9.1(a).

“Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person..

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide the Company with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Domain Names and general-use e-mail addresses, and all goodwill associated therewith throughout the world.